SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 17, 2013

THOMAS PROPERTIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35894	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(Registrant's telephone number, including area code): 213-613-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07         Submission of Matters to a Vote of Security Holders

Thomas Properties Group, Inc. (the “Company”) held a special meeting of stockholders on December 17, 2013 (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved the two proposals described below. Stockholder action on a third proposal, to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of proposal 1, was not required and no vote was taken on that proposal.

The final voting results with respect to each proposal voted upon at the Special Meeting are set forth below.

Proposal 1

The Company’s stockholders approved and adopted the Agreement and Plan of Merger, dated as of September 4, 2013 (the “Merger Agreement”), by and among Parkway Properties, Inc. (“Parkway”),  Parkway Properties LP, PKY Masters, LP, the Company and Thomas Properties Group, L.P., pursuant to which, among other things, the Company will be merged with and into Parkway (the “Merger”), with Parkway surviving the Merger, and the other transactions contemplated by the Merger Agreement, as set forth below:

For	Against	Abstentions	Broker Non-Votes
51,360,043	11,307	153,538	7,091,765

Proposal 2

The Company’s stockholders approved, on an advisory (non-binding) basis, the compensation payable to certain executive officers of the Company in connection with the Merger.

For	Against	Abstentions
26,955,491	12,710,136	212,312

Item 8.01         Other Events

On December 17, 2013, the Company issued a press release announcing that its stockholders had approved and adopted the Merger Agreement at the Special Meeting. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01         Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release issued by Thomas Properties Group, Inc., dated December 17, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.
December 17, 2013

	By:	/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer